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Exhibit 10.29
EMPLOYMENT AGREEMENT
This Employment Agreement (this "Agreement") is made as of this _6th day of October 2008, by
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and between ALPHA TECHNOLOGIES, Inc., a Washington corporation, with offices located at 3767 Alpha Way, Bellingham, WA 98226 (hereinafter called the "Corporation") and Andrew Zogby, residing at 15421 Harrow Lane, Poway, CA 92064
RECITALS

A.
The Corporation is engaged in the design, manufacture (through sub-contracts), and distribution of various products and technology relating to uninterruptible power supplies and power converters for the cable television and telecommunications industries and the Alternate Energy Market (the "Technology").

B.Executive wishes to accept such engagement on the terms and conditions described herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	EMPLOYMENT.
The Corporation agrees to employ Executive, and Executive agrees to serve the Corporation. upon the terms and conditions hereinafter set forth.

2.	TERM.
The employment of Executive hereunder originally commenced on November 10th, 2008, and shall terminate as of the close of business on December 31st, 2012 (the "Termination Date"), unless sooner terminated in the manner hereinafter provided.

3.	DUTIES AND EXTENT OF SERVICES.

A.
    Duties. Executive shall be the President and COO of the Corporation with responsibility for management of the day to day affairs of the Corporation, and the management, coordination and overall development of the business of the Corporation, including managing its relationship with its vendors, sub-contractors. suppliers, licensors, distributors and others, and including product design, development and marketing, subject to the direction, oversight and approval of the Corporation's Board of Directors or Executive Committee. In addition Executive shall direct and supervise all officers, agents and employees of the Corporation (other than the Chairman of the Board), and shall see that all orders and resolutions of the Board of Directors and the Executive Committee are carried into effect. Executive shall also perform such other duties and exercise such other powers as the By-laws may provide or the Board of Directors or Executive Committee may assign. Executive agrees to serve on the Board of Directors and the Executive Committee of the Corporation, or on additional boards or committees. if elected or requested.

B. Location. The principal place of employment of Executive shall be at the principal office of the Corporation located in Bellingham, Washington.

4.	COMPENSATION.
The Corporation shall pay to executive compensation comprised of the Salary and bonus as follows:

A.
The Corporation agrees to pay to Executive as compensation for all of the services to be rendered by Executive under or pursuant to this Agreement, a Salary at the rate of $ 240,000.00 US Dollars per annum (the “Salaryu). payable in accordance with the normal payroll practices of the Corporation.

B.	A performance based bonus of $150,000.00 per year will be paid based on objectives and goals to be determined jointly by the Executive and the Executive Committee.

5.	EXECUTIVE BENEFITS.

A.
Vacation. Executive shall be entitled to 3 weeks' paid vacation in each year. The Corporation shall endeavor to be flexible in its administration of the vacation time available to Executive. In addition, Executive shall be entitled to sick leave in accordance with the Corporation's regular policies which at present provides for 5 days annually.

B.	Medical Plan. Executive shall be provided, with such health, accident and disability insurance plans as are generally provided to other executives of the Corporation.

C.
Additional Executive Benefit Plans. During the term of employment hereunder, Executive shall be entitled to participate, at the Corporation's expense, in all pension and retirement plans established by the Corporation for its employees and executive (to the extent permitted by the terms of those plans).

D.
Indemnification. The Corporation shall indemnify the Executive and hold him harmless in accordance with RCW 23B.08.510, et seq. as amended, to the maximum extent permitted by law and by the Articles of Incorporation and Bylaws of the Corporation, as amended, with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or of any other nature, arising out of any act or omission by the Executive in carrying out his duties hereunder or as a Director of the Corporation (in the event he serves in such capacity); provided, however, that the Corporation shall not be required to provide such indemnification to the extent Executive receives payment therefore under any policy of insurance carried by the Corporation.

6.	EXPENSES: PERQUISITES.

A.
Reimbursement: Vouchers. Subject to the Corporation's policies regarding the reimbursement and non-reimbursement of expenses, the Corporation shall reimburse Executive for all reasonable business expenses incurred by Executive in connection with his employment hereunder. The Executive shall submit to the Corporation such vouchers or expense statements satisfactorily evidencing such expenses as may be reasonably requested by the Corporation.

7.	CONFIDENTIALITY: CORPORATION TO OWN INVENTIONS.

A.
Acknowledgment of Proprietary Information. Executive acknowledges that he may become aware of information that is furnished by, or was created by, the Corporation or any of the Corporation's suppliers, vendors, subcontractors, licensors or other parties which have a contractual relationship with the Corporation (hereinafter, the "Disclosing Party"), which has commercial value and which is of a confidential nature or is marked as being confidential, or has not been publicly released by authorized representatives of the Dlscloslng Party. This information, includes, but is not limited to, designs, methods, inventions, improvements, trade secrets, processes, data and know-how, software programs, techniques, marketing plans, strategies, forecasts, business methods, copyrightable material and customer lists, whether in oral or written form ("confidential information").

B.
Duty of Confldentlality.    Executive agrees that all this confidential information is the sole property of the Disclosing Party, including all patents, copyrights or other rights in connection with that information, and promises not to use or disclose any of that Information, either during his employment by the Corporation or after its termination, without the written consent of the Disclosing Party, unless it is necessary in the ordinary course of performing his duties to the Corporation or the Disclosing party. Executive agrees, at the Disclosing Party's request, to execute any additional confidentiality agreements which may be required by the customers of the Disclosing Party in connection with specific customer contracts. In addition, Executive agrees that he shall deliver to the Disclosing Party all documents and materials which may contain such confidential information immediately when requested by the Disclosing Party. Moreover. if the Disclosing Party does not request it, Executive shall deliver to the Disclosing Party all manually or electronically written materials which may contain any confidential information upon the termination of his employment for any reason. Notwithstanding anything herein to the contrary, Executive may disclose confidential information in a court proceeding if he is ordered by a court to do so, provided he informs the court of the confidentiality obligations to which he is subject, and requests an appropriate protective order or disclosure in camera.

C.
Disclosure of Invention/Anticipated Research. Executive agrees to promptly disclose in writing to the Corporation any new designs, methods or processes, machines, product ideas or designs, methods or processes, computer programs or techniques ("inventions") which he makes or conceives during the term of his employment. He also shall disclose to the Corporation, in advance, any development of inventions which he plans to undertake during his employment if he desires to remove such endeavors from the operation of this Agreement. Executive understands that the Corporation cannot obligate him to assign certain inventions under the law. However, he shall make these disclosures for his own protection as well as for the protection of the Corporation. The Corporation shall promptly advise Executive whether any invention or anticipated development which he discloses relates to the Corporation's actual or demonstrably anticipated research and development. All disclosures shall be kept confidential by the Corporation.

D.	Ownership of Inventions. Executive agrees that all inventions which he develops either:

(1)	Using equipment, supplies, facilities or trade secret information of the Corporation;

(2)	During hours for which he was compensated by the Corporation;

(3)	Which relates to the business of the Corporation, or to Its actual or demonstrably anticipated research and development; or

(4)	Which results, in whole or in part, from work performed by Executive for the Corporation;

shall be the sole property of the Corporation. or it's assigns, which shall also be the owner of all patents, copyrights, and 3'other rights in connection with the invention.

Executive further agrees to assist the Corporation in every proper way, but at the Corporation's expense, to obtain and from time to time enforce patents, copyrights, and other rights in connection with such inventions and improvements in any way and all countries, and to that end Executive shall execute all documents for use in applying for and obtaining such patents and copyrights and for enforcing them as the Corporation may desire. Executive's obligation in this connection shall continue beyond the termination of his employment, but the Corporation shall compensate him at a reasonable rate after termination for time actually spent by him on behalf of the Corporation with respect to such assistance.
The provisions of this paragraph 7.D. do not apply to any inventions for which no equipment, supplies, facilities or trade secret information of the Corporation were used and which was developed entirely on Executive's own time, unless the invention relates directly to (1) the business of the Corporation, or (2) the Corporation's actual or demonstrably anticipated results from any work performed by Executive for the Corporation.

E.
No Breach of Existing Agreement. Executive represents that his performance of all the terms of this paragraph 7 shall not breach any agreement to keep in confidence proprietary information acquired by him prior to his employment by the Corporation, nor violate any obligation he may have to any former employer.

F.
Non-Solicitation. Executive agrees that until 1 year from and after the termination or expiration of his employment by the Corporation, whereto pursuant to the terms of this Agreement or otherwise, and without regard to the reason for such termination of employment, he shall not:

(1)
directly or indirectly solicit, entice or induce any employee of the Corporation, or any of its subsidiary or affiliated companies, to be employed by any person, firm or corporation which is, directly or indirectly, in competition with the business activities of the Corporation, or any of its subsidiary or affiliated companies; or

(2)	directly or indirectly approach any such employee for these purposes; or

(3)	authorize or knowingly assist in the taking of such actions by other persons on behalf of any such person. firm or corporation.

G.
Conflicting Interest. Executive agrees that during the term of his employment by the Corporation, whether under this Agreement or otherwise, he shall not at any time, except with the express prior consent of the Board of Directors or the Chairman of the Board, enter into, on behalf of the Corporation, or any of its subsidiaries or afflliated companies, or cause the Corporation or any of its subsidiaries or affiliated companies to enter into, directly or indirectly, any transactions with any business or investment organization in which he or any member of his Immediate family may be interested as a partner, trustee, director, officer, employee, shareholder, lender of money, beneficiary, or guarantor.

8.	NON COMPETITION.
A.    Executive hereby agrees and understands that this non-competition is a condition of employment with the Corporation that he shall not, until 1 year after the termination or expiration of his employment by the Corporation, whether pursuant to the terms of this Agreement or otherwise, and without regard to the reason for such termination, directly or indirectly engage or be interested in any business which Is competitive with the business of the Corporation, or any of its subsidiaries or affiliates, including any line of business which utilizes the Technology. Executive shall be deemed to be directly or indirectly interested in a business if he shall be engaged or interested in such business as a stockholder. director, officer, employee, salesman, sales representative, agent, broker, partner. individual proprietor, lender. consultant or otherwise, but not if such interest is limited solely to the ownership of 5% or less of the equity or debt securities of any Corporation whose shares are listed for tracking on a national securities exchange or quoted in the National Association of Securities Dealers automated quotation system.

9.	INJUNCTIVE REUEF.
Executive acknowledges that the services to be rendered by him hereunder are of a special, unique and extraordinary character and that it would be very difficult or impossible to replace such services and further that irreparable injury would be sustained by the Corporation and its subsidiary or affiliated companies in the event of a violation by Executive of any of the provisions of paragraphs 7 and 8 of this Agreement, and by reason thereof Executive consents and agrees that If he violates any of the provisions of this Agreement, the Corporation shall be entitled to an injunction to be issued by any court of competent jurisdiction restraining him from committing or continuing any violation of this Agreement.

10.	TERMINATION.
A.In the event of Executive's death or total disability (which for purposes hereof shall mean inability of Executive to perform his duties for a period of 60 or more days during a 12 month period), this Agreement shall terminate (in the case of total disability, effective only upon notice by Corporation) and the Corporation shall within 30 days of such termination, pay to Executive or his estate Executive's Salary to the effective date of termination.
B.The Corporation may, effective only upon notice, terminate the employment of Executive for cause (which shall mean only gross negligence or willful misconduct in connection with the performance of Executive's duties hereunder, immoral actions or behavior by Executive, or criminal prosecution or conviction, or the voluntary resignation of Executive prior to the expiration of the term hereof, other than by reason of a default by the Corporation hereunder, in which case Executive shall be entitled to his Salary to the effective date of termination (which shall be paid within 30 days of such termination), but shall be entitled to no further compensation accruing after the effective date of termination.
C.The Corporation may, effective only upon notice, terminate the employment of Executive without cause (as defined above), in which case the Corporation shall, within 30 days of such termination, pay to Executive his Salary to the effective date of termination, together with a lump-sum payment equal to 6 months of his then current base Salary. If a change of control as defined in Paragraph 10 E has taken place, then the lump-sum payment will be equal to a 0.5 multiple of the annual base Salary immediately prior to the change of control. In addition, if a change of control does take place during the term of this agreement, the Executive will be deemed fully vested in the Supplemental Executive Bonus Plan when applicable and active.

D.
    The Corporation and the Executive each have as their sole right, the option to negotiate the renewal of this agreement at the end of the term as provided for in paragraph 2. Should the Corporation fail to offer to renew or extend the agreement at substantially the same terms and conditions as the original agreement, the Corporation shall pay a lump-sum payment equal to 2 months of the Executive's then current Salary. If the Corporation exercises it's right to not renew or extend the agreement and a change of control as defined in paragraph 10 E has taken place, the Corporation shall pay a lump-sum payment equal to 6 months of the Executive's then current monthly Salary.

E.
    Change of control shall mean for purposes of termination, the transfer of ownership and control of the Board of Directors or Executive Committee from Mr. Fred Kaiser to any other parties, corporation, partnerships, etc., outside his direct control or the replacement of or change of reporting relationship of the Presi5ent and Chief Operating Officer.

F.
    The payment described in this paragraph 10 are and shall be Executive's sole compensation with respect to termination, and shall constitute Executive's sole and exclusive remedy, in lieu of all rights and claims of Executive, at law or in equity, with respect to a claim of wrongful termination by the Corporation.

11.	NO CONFLICTING AGREEMENTS.
Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise which would in any way restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

12.	ENTIRE AGREEMENT.
This Agreement set forth the entire understanding of the parties with respect to the employment of Executive hereunder, and no statement, representation, warranty or covenant has been made by either party except as expressly set forth herein. This Agreement shall not be changed or terminated orally. This Agreement supersedes and cancels au prior agreements between the parties, whether written or oral, relating to the employment of Executive. and supersedes and cancels the Consultant Agreement, but it does not supersede or cancel any previous confidentiality or non-disclosure agreements, the terms and restriction of which shall continue to apply to Executive, except to the extent of any inconsistency with the terms and provisions of this Agreement.

13.	APPLICABLE LAW: JURISDICTION.
This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Washington, as applied to residents of that state. Jurisdiction and venue for any action interpreting or enforcing this Agreement shall lie exclusively in the Federal District Court for the Western District of Washington.

14.	NOTICES.
All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class, postage prepaid, certified mail, return receipt requested, to each of the parties at it's or his address above written or at such other address as either of the parties may designate in conformity with the foregoing.

15.	BINDING AGREEMENT.
Executive shall not delegate or assign any of his rights or obligations under this Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the Executive and his heirs and personal representatives and the Corporation and its successors and assigns.

16.	SEVERABILITY.

17.
If, at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall not impair the enforceability of any other provision of this Agreement.

18.	SURVIVAL. 6

The provisions of paragraphs 7, 8, 9 and 13 shall survive the termination hereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

Corporation:     Executive:

ALPHA TECHNOLOGIES, INC.

By:      /s/ F. Kaiser                    /s/ Andrew M. Zogby
Its: Chairman & CE                    10-07-08

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